UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CABALETTA BIO, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CABALETTA BIO, INC.

2929 Arch Street, Suite 600

Philadelphia, PA 19104

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 28, 2026

FOR THE 2026 ANNUAL MEETING OF

STOCKHOLDERS

To be held June 9, 2026

On April 28, 2026, Cabaletta Bio, Inc. (the “Corporation”) filed a definitive proxy statement (the “Proxy Statement”) for its 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, June 9, 2026, at 9:00 a.m. Eastern Time. You may participate in the Annual Meeting, including casting votes and asking questions, by accessing a live webcast at www.proxydocs.com/CABA. This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.

This Supplement to the Proxy Statement is being filed on or about June 1, 2026, and should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current. The information provided herein may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

Removal of Proposal 3 for Stockholder Consideration

On May 31, 2026, the Board of Directors of the Corporation (the “Board”) determined not to seek stockholder approval of the Corporation’s Proposal 3, which was described in the Proxy Statement as a proposal to approve an amendment to the Cabaletta Bio, Inc. 2019 Stock Option and Incentive Plan, and has withdrawn Proposal 3 from the agenda for the Annual Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Annual Meeting. Accordingly, any information contained in the Proxy Statement regarding Proposal 3 should be disregarded.

Upon review and careful consideration with further discussions with management and its advisors, the Board has determined to withdraw Proposal 3 from stockholder consideration for the upcoming Annual Meeting. Notwithstanding the foregoing, the Corporation intends to continue to evaluate its equity compensation program and reserves the right to propose an amendment to the Cabaletta Bio, Inc. 2019 Stock Option and Incentive Plan at any point in the future.

The record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting has been set and remains April 20, 2026. As a result of the removal of Proposal 3 from stockholder consideration at the Annual Meeting, the Corporation notes the following important matters regarding voting:

•	The Corporation will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal 3.

•	Any proxy card or voting instructions received in the future for Proposals 1, 2, 4, 5, and 6 will be valid.

•	Proxy cards or voting instructions received with direction on Proposal 3 will not be voted on Proposal 3.

•

Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (i.e., Proposals 1, 2, 4, 5, and 6) will remain valid and will be voted on as directed.

•

If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals.

Additional Information and Where to Find It

In connection with the solicitation of proxies, the Corporation filed the Proxy Statement and definitive form of proxy card on April 28, 2026 with the U.S. Securities and Exchange Commission (the “SEC”). THE CORPORATION’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE CORPORATION WITH THE SEC IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Stockholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Corporation with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on our investor relations website at www.cabalettabio.com/investors. In addition, this Supplement and the Proxy Statement are available at www.proxydocs.com/CABA. The Proxy Statement, copies of other solicitation materials and these other reports the Corporation files with the SEC can also be obtained at no charge by writing to our Corporate Secretary at Cabaletta Bio, Inc., 2929 Arch Street, Suite 600, Philadelphia, PA 19104.